Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 18, 2018
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265 www.ovcb.com

OAK VALLEY BANCORP REPORTS 3rd QUARTER RESULTS

OAKDALE, CA – Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended September 30, 2018, consolidated net income was $3,165,000, or $0.39 per diluted share (EPS), compared to $2,591,000, or $0.32 EPS for the prior quarter and $2,468,000, or $0.31 EPS for the same period of 2017. Consolidated net income for the nine months ended September 30, 2018 totaled $8,558,000, or $1.06 EPS, representing an increase of $1,053,000 or 14.0%, compared to $7,505,000, or $0.93 EPS for the nine months ended September 30, 2017. The earnings increase compared to prior periods is primarily due to loan growth, the positive impact of rising interest rates on earning assets resulting in increased net interest income, and a lower effective tax rate in 2018 compared to 2017 due to the Tax Cuts and Jobs Act of 2017.

Net interest income increased to $9,944,000 for the three months ended September 30, 2018, compared to $9,327,000 for the prior quarter and $8,620,000 for the same period of 2017, mainly due to growth of our loan and investment portfolios. Additionally, the balance sheet has been asset sensitive to interest rate changes because of the high cash balances and substantial portion of the loan and investment portfolios that have variable rates, which has had a positive impact on net interest income and the net interest margin during the current rising rate environment. For the three months ended September 30, 2018, net interest margin was 3.97%, compared to 3.83% for the prior quarter, and 3.78% for the same period of 2017.

Non-interest income for the three months ended September 30, 2018 totaled $1,137,000, compared to $1,011,000 during the prior quarter, and $1,276,000 for the same period of 2017. The increase compared to the prior quarter is primarily due to a decrease in the unrealized loss in equity securities. The decrease compared to the same period last year is largely due to a $211,000 gain on the sale of an OREO property recorded during the third quarter in 2017. Outside of these non-recurring items and adjustments, service charges and fee income from our core deposit base continues to rise at a steady pace.

Non-interest expense for the three months ended September 30, 2018 totaled $6,820,000, compared to $6,905,000 during the prior quarter, and $6,060,000 for the same period of 2017. The decrease compared to the prior period is mainly due to the recognition of remaining contractual lease obligation on a branch premises which was vacated, relocated, and recorded during the second quarter. The increase compared to the same period of last year corresponds to staffing increases and general operating costs related to servicing the growing loan and deposit portfolios. More specifically, we expanded into the Sacramento market with a de novo branch in Downtown Sacramento which opened last month.

Total assets were $1.08 billion as of September 30, 2018, an increase of $6.2 million from June 30, 2018 and $79.1 million over September 30, 2017. Gross loans were $663.2 million as of September 30, 2018, an increase of $8.6 million over June 30, 2018, and $26.6 million over September 30, 2017. The Company’s total deposits were $974.4 million as of September 30, 2018, an increase of $3.8 million over June 30, 2018, and $72.7 million over September 30, 2017.

“We are very happy to report another strong quarter and solid year-to-date results. As we have from the beginning, we remain focused on developing relationships with our clients which are based on trust and the understanding that we succeed by helping our clients flourish,” stated Chris Courtney, President and CEO. “Through the years our team has grown, most recently with the opening of our Sacramento Branch, but our commitment to the values on which the bank was built is unwavering. While we are excited about the expansion into Sacramento, our clients can count on our unique brand of service remaining the same as we grow, Courtney concluded.

Non-performing assets as of September 30, 2018 were $920,000, or 0.09% of total assets, compared to $1,310,000, or 0.12% of total assets, as of June 30, 2018, and $1,564,000, or 0.16%, at September 30, 2017. The decrease during the quarter is due to a pay-down on one impaired loan relationship. The allowance for loan losses to gross loans decreased to 1.23% at September 30, 2018, compared to 1.25% at June 30, 2018 and 1.24% at September 30, 2017. The Company did not record a provision for loan losses during the third quarter of 2018 as loan loss reserves relative to gross loans remain at acceptable levels and credit quality remains strong.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes and Bishop. The Sacramento – Capitol Mall Branch, which opened during the quarter, is the latest addition to Oak Valley’s network.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Selected Quarterly Operating Data:	2018	2018	2018	2017	2017

Net interest income	$9,944	$9,327	$9,117	$9,023	$8,620
Provision for loan losses	-	-	-	245	70
Non-interest income	1,137	1,011	1,332	1,193	1,276
Non-interest expense	6,820	6,905	6,732	6,222	6,060
Net income before income taxes	4,261	3,433	3,717	3,749	3,766
Provision for income taxes	1,096	842	915	2,160	1,298
Net income	$3,165	$2,591	$2,802	$1,589	$2,468

Earnings per common share - basic	$0.39	$0.32	$0.35	$0.20	$0.31
Earnings per common share - diluted	$0.39	$0.32	$0.35	$0.20	$0.31
Dividends paid per common share	$0.130	$-	$0.130	$-	$0.125
Return on average common equity	13.21%	11.18%	12.47%	6.93%	11.04%
Return on average assets	1.17%	0.99%	1.08%	0.62%	0.98%
Net interest margin (1)	3.97%	3.83%	3.80%	3.86%	3.78%
Efficiency ratio (2)	59.50%	64.20%	63.40%	58.35%	59.55%

Capital - Period End
Book value per common share	$11.67	$11.50	$11.19	$11.21	$11.07

Credit Quality - Period End
Nonperforming assets/ total assets	0.09%	0.12%	0.12%	0.15%	0.16%
Loan loss reserve/ gross loans	1.23%	1.25%	1.26%	1.23%	1.24%

Period End Balance Sheet
($ in thousands)
Total assets	$1,075,805	$1,069,600	$1,052,813	$1,034,852	$996,721
Gross loans	663,195	654,594	648,367	662,544	636,609
Nonperforming assets	920	1,310	1,310	1,564	1,564
Allowance for loan losses	8,135	8,162	8,165	8,166	7,917
Deposits	974,424	970,615	955,341	938,882	901,716
Common equity	95,666	94,145	91,595	90,767	89,676

Non-Financial Data
Full-time equivalent staff	176	175	168	167	164
Number of banking offices	17	16	16	16	16

Common Shares outstanding
Period end	8,194,255	8,183,005	8,183,005	8,098,605	8,098,605
Period average - basic	8,083,927	8,080,134	8,074,961	8,073,805	8,064,690
Period average - diluted	8,104,252	8,098,269	8,100,703	8,090,826	8,083,137

Market Ratios
Stock Price	$19.65	$22.87	$22.30	$19.54	$16.79
Price/Earnings	12.65	17.78	15.85	25.02	13.83
Price/Book	1.68	1.99	1.99	1.74	1.52

	NINE MONTHS ENDED SEPTEMBER 30,
($ in thousands, except per share)	2018	2017

Net interest income	$28,388	$25,157
Provision for loan losses	-	105
Non-interest income	3,480	4,783
Non-interest expense	20,457	18,343
Net income before income taxes	11,411	11,492
Provision for income taxes	2,853	3,987
Net income	$8,558	$7,505

Earnings per common share - basic	$1.06	$0.93
Earnings per common share - diluted	$1.06	$0.93
Dividends paid per common share	$0.26	$0.25
Return on average common equity	12.29%	11.64%
Return on average assets	1.08%	1.01%
Net interest margin (1)	3.87%	3.73%
Efficiency ratio (2)	62.30%	61.48%

Capital - Period End
Book value per common share	$11.67	$11.07

Credit Quality - Period End
Nonperforming assets/ total assets	0.09%	0.16%
Loan loss reserve/ gross loans	1.23%	1.24%

Period End Balance Sheet
($ in thousands)
Total assets	$1,075,805	$996,721
Gross loans	663,195	636,609
Nonperforming assets	920	1,564
Allowance for loan losses	8,135	7,917
Deposits	974,424	901,716
Common equity	95,666	89,676

Non-Financial Data
Full-time equivalent staff	176	164
Number of banking offices	17	16

Common Shares outstanding
Period end	8,194,255	8,098,605
Period average - basic	8,079,707	8,056,265
Period average - diluted	8,101,087	8,078,353

Market Ratios
Stock Price	$19.65	$16.79
Price/Earnings	13.88	13.48
Price/Book	1.68	1.52

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34% in 2017, and 21% in 2018.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34% 2017, and 21% in 2018.
A marginal federal/state combined tax rate of 41.15% in 2017 and 29.56% in 2018, was used for applicable revenue.